Exhibit 10.4

APD Antiquities, Inc.

1314 South Grand Blvd, Suite 2-250

Spokane, WA 99202

Phone: (509) 744-8590

April 8, 2011

Mr. Martin Clemets, Managing Member

Northern Adventures, LLC

1028 East Larch Street

Osburn, Idaho 83849

RE:  Letter of Intent regarding Two Future Mining Lease Agreements between APD Metals, Inc., a subsidiary to be formed by APD Antiquities, Inc., and Northern Adventures LLC.

Dear Mr. Clemets:

This letter sets forth the terms and conditions upon which APD Antiquities, Inc.  ("APD"), a Nevada corporation, through its subsidiary to be formed APD Metals, Inc. (APDM”) intends to acquire certain Lease Agreements from Northern Adventures, LLC. (“NA”), an Idaho Limited Liability Company, consisting of two mineral leases and the assignment of leases with other third parties.

This letter sets forth the terms and conditions upon which NA pursuant to a best efforts basis will assign all right, title and interest in leases from third parties and two mineral leases directly from NA related to two existing mining properties referred to as Quartz Creek and Monitor/Richmond, plus additional claims to be located and paid for by funds advanced by APD pursuant to this Letter of Intent.  The two groups of claims and additional claims to be located by NA or their agents are more specifically described in Exhibit A attached.  One of the considerations of NA agreeing to grant leases to APD is an agreement by APD to provide certain interim financial support to NA in the amount of up to $145,000, consisting of promissory note(s) for up to $95,000 on an as needed basis and $50,000 provided by APD will be allocated as an initial payment pertaining to the granting of standard leases related to the Quartz Creek group of claims and the Monitor/Richmond group of claims.  In addition, at the time the leases are executed between APD and NA, APD will issue 3,000,000 shares of restricted common stock to NA at a cost basis equal to $.001, the par value of the APD shares.

1.

APD represents and warrants that it currently has outstanding Four Million Four Hundred Thirty One Thousand One Hundred Eleven (4,431,111) shares of common stock as of the date of this Letter of Intent.  APD may have up to 8,432,111 shares issued pursuant to conversion of loans up to $200,000 which the company has secured and is currently seeking.  In addition to the 8,431,111 shares of common stock outstanding, there is the potential issuance of up to an additional 5,000,000 shares of restricted common stock, par value $.001, at $.10 per share.  APD is contemplating issuing additional shares to acquire up to 4-15 more properties and anticipate selling up to 10,000,000 additional shares as Phase II capital formation for $.25 pursuant to a Regulations D, Rule 506 exempt offering.

2.

APD agrees to furnish to NA the Audited Financial Statements of APD for the account period ending 12-31-2010, unaudited financial statements for the period ending 3-31-2011 and a copy of the most recent 10-K for 2010 at NA’s request, which financial statements will be in a form that satisfies the reporting requirements of SEC.  Such Unaudited Financial Statements shall be provided to NA before the date on which the definitive lease agreements are executed between NA and APDM.

3.

NA agrees to furnish to APD documentation related to the title and ownership of all claims previously owned and recently located, including any existing leases with third parties or copies of assignments of interest pursuant to the Small Miners Exclusion Act.  All leases granted or transferred to APDM by NA will be free and clear of all liens and encumbrances.  As of this date, APD has no current liabilities, but APD expect to secure additional capital up to $200,000 by the issuance of convertible promissory notes.  The promissory notes will be convertible on the basis of 20 shares of restricted common stock for each dollar of principle and interest at the time of conversion.

4.

NA will require up to $95,000 of operating capital to secure additional leases, stake additional unpatented mining claims and cover other acquisition expenses.  APD agrees to loan ND up to $95,000 for a period of four months and pay $50,000 as the initial payment for Quartz Creek and Monitor/Richmond.  On or before the end of the four month period, this Letter of Intent will be replaced with two formal Lease Agreements pertaining to the two properties described in Exhibit A, plus other properties leased or controlled by ND.  At the time of execution of the two leases, any funds loaned or advanced to ND by APD will be forgiven and for accounting purposes be deemed to be a part of the acquisition cost.

5.

In the event APD makes a decision not to proceed with the proposed leasing of the subject properties, the loan made by APD to NA in the amount of $95,000 and the payment of $50,000 will be deemed to be liquidated damages.  If NA does not proceed with the proposed Lease Agreements on the subject properties, then it will agree to return the funds loaned by APD from a royalty of 2% gross income from production or 20% of any upfront payments made related to the two subject properties payable to APD from the properties defined in Exhibit A, up until the amount of royalty or percentage of the upfront payment equal the loans received by NA from APD.  This financial obligation will extend for a period of 7 years or until the loans are repaid in full, which every shall occur first.  APD will have no other interest in the said properties.

6.

From the date hereof through the date of the closing of the Agreement, APD agrees that it:

(a)

will continue its business only in ordinary course;

(b)

it will within 45 days form APD Metals, Inc. as a wholly owned subsidiary.

(c)

will not, without the written consent of the other party:

 (i)

pay any dividends;

(ii)

incur any liabilities to banks, stockbrokers, or other individuals other than normal bank loans for normal working capital requirements consistent with prior normal operating practices, except the $200,000 program identified in this LOI; or

(iii)

make loans to officers and directors;

(d)

will not issue any additional shares that are not pre-determined and agreed upon in accordance to this Letter of Intent, unless it is for additional capital or acquire addition claims or leases.

(e)

will not recapitalize above 250,000,000 shares (presently authorized for 60,000,000 shares of common stock and 5,000,000 shares of non-voting preferred shares, reorganize, amend its Bylaws or certificate of incorporation, or do anything that would adversely affect the interest of the other party; and

(f)

will report to the other party any indication of potential material adverse factors in its business or any litigation that may be threatened whereby one of the parties would be a defendant.

7.

During the period between the execution of this Letter of Intent and the execution of a formal Lease Agreements and subsequent closing of the Lease Agreements between the parties, both NA and APD, and their designated representatives, will with the cooperation of the other party have an opportunity to undertake a due diligence of the other party.

8.

The closing of the Lease Agreements is subject to:

(a)

the compliance and approval of all applicable regulatory bodies, including but not limited to the laws of Nevada and the Securities Exchange Commission, if required;

(b)

if requested, NA receiving the opinion of APD attorney that the transaction has been properly approved by all applicable regulatory agencies;

(c)

if it is deemed a requirement by the state laws governing the Agreement, APD will take whatever steps are necessary to have the acquisition approved by more than 51% of its outstanding common stock at a special meeting of shareholders or by written consent;

(d)

compliance with applicable federal and state securities laws;

(e)

NA agrees to secure voluntary lock-up agreement from all of it shareholders for a period of Twelve (12) months from the execution date of the Lease Agreement.

(f)

the covenant on the part of the new management of APD and APDM once the Lease Agreements have been completed and the APD shares have been issued to NA to accomplish the following:

(i)

cause APD to keep current in its filings with the Securities Exchange Commission.

(ii)

if required, amend its filings and disclosure requirements with the Securities Exchange Commission;

(iii)

amend and register the new corporate name in the state of Nevada; and

(iv)

maintain APD’s current listing on the OTC-Bulletin Board or a higher exchange.

9.

The Lease Agreements and other documents delivered in connection with the proposed Lease Agreements will contain such customary representations, warranties, and conditions as APD and NA's counsel may deem reasonable and necessary under the existing circumstances.

10.

During the period between execution of the Letter of Intent and closing the Lease Agreements, each party will separately pay for their respective costs of legal services, accounting, auditing, communications, and due diligence.

11.

APD and NA will use their best efforts to finalize the Lease Agreements contemplated herein as soon as reasonably possible following the conclusion of objectives as outlined in this Letter of Intent.  The stockholders of APD and the NA members agree to vote in favor of the Agreement, provided that the Agreement is effected substantially in accordance with the terms of this Letter of Intent.  The closing will take place in a location that is mutually agreeable to all parties.

12.

Unless both NA and APD agree in writing, neither NA nor APD shall make a public announcement regarding this Letter of Intent or any of the transactions contemplated hereby. Any public announcement shall be made upon the mutual agreement and written consent of the officers of APD or the members of the NA LLC.

13.

NA and APD warrant that they are not a party to any legal actions as a defendant and further warrant that they are not aware of any threatened action against each of them by any third party.

14.

APD and NA warrant that the execution of this Letter of Intent has been duly authorized by all requisite corporate action, including the execution of corporate resolutions by the Board of Directors of APD and authorized the Managing Member of NA.

It is hereby understood by APD and NA that this Letter of Intent is a binding agreement.  Notwithstanding the foregoing, the parties intend to further document the terms of the Lease Agreements in a legal standard Lease Agreement, which agreement is anticipated to be signed by the parties on or before 120 days from the date of this letter of intent.  In the event the signing of the Lease Agreements do not take place within the dates specified due to no fault of either party, this Letter of Intent shall be considered to be terminated, except as provided herein or unless both parties agree in writing to an extension of time.  APD and NA hereby agree to use their best efforts according to the stipulations within this Letter of Intent to complete the Lease Agreements on or before 120 days from the date of this letter of intent.  During the preparation of the Lease Agreement and contracts, each party shall provide all requested information and documents to the other party, such as, but not limited to, business plans, financial projections, corporate documents, material contracts, corporate minute books, and any other documents deemed to be material.  NA may terminate this Letter of Intent in the event that any of the documents or reports APD has filed with the Securities Exchange Commission are found to have contained a misstatement of a material fact or to have omitted to state a material fact.

15.

This Letter of Intent shall be binding upon the parties and their respective heirs, legal representative, successors in interest, and assignees.

If the foregoing accurately sets forth your understanding, please sign both copies of this letter in the space provided.

Very truly yours,

Agreed and accepted this 8th day of April, 2011

Place: Spokane, Washington on April 8, 2011

/s/ Cindy K. Swank

Cindy K. Swank, President

APD Antiquities, Inc.

Place: Osborn, Idaho on April 8, 2011

/s/ Martin Clemets

Martin Clemets, a Managing Member

Northern Adventures, LLC

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